Exhibit 3.1
Article II

Section 8. VOTING. In any uncontested election, a majority of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be required to elect a Trustee. A majority of the votes cast means that the number of shares voted “for” a Trustee must exceed 50% of the votes cast with respect to that Trustee. In any contested election (in which the number of nominees exceeds the number of trustees to be elected), a plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to elect a Trustee. Each share may be voted for as many individuals as there are Trustees to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required herein or by statute or by the Declaration of Trust. Unless otherwise provided in the Declaration of Trust, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

Article III

Section 1. GENERAL POWERS; QUALIFICATIONS; TRUSTEES HOLDING OVER. The business and affairs of the Trust shall be managed under the direction of its Board. A Trustee shall be an individual at least 21 years of age who is not under legal disability. In case of failure to elect Trustees at an annual meeting of the shareholders, the Trustees holding over shall continue to direct the management of the business and affairs of the Trust until their successors are elected and qualify. Notwithstanding the prior sentence, the term for a Trustee in an uncontested election who does not receive a majority of the votes cast with respect to such Trustee’s election shall expire on the date that is the earlier of: (a) 90 days after the date on which the voting results are determined; or (b) the date on which an individual is selected by the Board to fill the position held by such Trustee. At no time shall there be less than a majority of Trustees on the Board that fail to satisfy the definitions for independence as established from time to time in the Securities Exchange Act of 1934, the New York Stock Exchange’s Listed Company Manual and other laws, rules and regulations applicable to the Trust from time to time.